Filed pursuant to Rule 433

Registration Statement No. 333-219716

Registration Statement No. 333-219716-02

August 28, 2019

Term Sheet

2 Year EUR Floating Rate Note (the “Notes”)

Issuer:	Mohawk Capital Finance S.A.

Guarantor:	Mohawk Industries, Inc.

Status:	Senior, unsecured

Guarantor Ratings:	Baa1/BBB+/BBB+ (Moody’s/S&P/Fitch)

Principal Amount:	EUR 300,000,000

Offering Format:	SEC Registered

Issue Price:	100.248%

Redemption Price:	100.000%

Trade Date:	August 28, 2019

Issue Date:	September 4, 2019

Maturity Date:	September 4, 2021

Discount Margin:	3M EURBIOR + 30 bps

Rate of Interest:	3M EURIBOR + 20 bps

Minimum Rate of Interest:	EUR 0.00% pa

Interest Payment Dates:	Quarterly on 4 December, 4 March, 4 June and 4 September in each year from and including 4 December 2019 up to and including the Maturity Date

Interest Rate Determination:	Screen Rate Determination

Relevant Screen Page:	Reuters EURIBOR01

Interest Rate Determination Date(s):	The second day on which the TARGET2 System is open prior to the start of each Interest Period

Day Count Fraction:	Actual/360

Payment Day Convention:	Modified Following Business Day Convention

Coupon Payment Convention:	Adjusted

Call Option:	None

Clearing:	Euroclear / Clearstream

Notes Format:	Registered, Classic Global Note

Eurosystem Eligible:	Not intended

Dealer:	Barclays Bank PLC

Principal Paying Agent:	Elavon Financial Services DAC

Calculation Agent:	Principal Paying Agent

Trustee:	U.S. Bank National Association

Listing:	New York Stock Exchange

Payment Business Days:	New York, London, TARGET2

Documentation:	Preliminary Prospectus Supplement dated August 28, 2019

Governing Law:	New York

ISIN Code:	XS2049614170

Denominations:	EUR 100,000 x EUR 100,000

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date which will be on or about the fourth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-l of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Barclays Bank PLC can arrange to send you the prospectus if you request it by calling Barclays Bank PLC at 1-888-603-5487 This pricing term sheet supplements the preliminary prospectus supplement issued by Mohawk Capital Finance S.A. dated August 28, 2019.